EXHIBIT 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
www.fulbright.com

Telephone:	(214) 855-8000	Facsimile:	(214) 855-8200

April 28, 2004

Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd., Suite 1100
Irving, Texas 75039

Re:	Magnum Hunter Resources, Inc. Amendment No. 2 to Registration Statement on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

     We have acted as counsel for Magnum Hunter Resources, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of the offer and sale by certain holders of the Company’s Floating Rate Convertible Senior Notes Due 2023 (the “Notes”) from time to time, pursuant to Rule 415 under the Act, upon conversion of the Notes of up to 10,255,000 shares of common stock, par value $.002 per share, of the Company (the “Common Stock”).

     We have examined the Company’s Amendment No. 2 to Registration Statement on Form S-3 and exhibits thereto covering the Common Stock (the “Registration Statement”) and originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation and bylaws of the Company, each as amended to the date hereof and (ii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

     Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that when certificates representing the shares of Common Stock have been duly executed and delivered upon conversion of the Notes in accordance with the terms of the Indenture dated as of December 17, 2003 among the Company, certain subsidiaries of the Company and Deutsche Bank Trust Company Americas, for the consideration previously approved by the Board, the shares of Common Stock will be duly authorized, validly issued and nonassessable.

     The opinion expressed above is limited by and subject to the following qualifications:

     (a) To the extent our opinion set forth above is governed by the laws of the State of Nevada, we have based such opinion exclusively upon a reading of applicable provisions of the General Corporation Law of Nevada without taking into account any legislative, judicial or administrative interpretations thereof. Except as set forth in the immediately preceding sentence, we express no opinion other than as to the federal securities laws of the United States of America.

     (b) The opinion expressed herein is as of the date hereof, and we assume no obligation to update this opinion.

Magnum Hunter Resources, Inc.
April 28, 2004

     We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. For purposes of this opinion, we assume that the Common Stock to be issued pursuant to the Registration Statement will be issued in compliance with all applicable state securities or Blue Sky laws.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.